Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Chief Financial Officer, Treasurer

and Secretary

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Earnings for the First Quarter of 2007

May 11, 2007, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”)(OTC Bulletin Board symbol: FPBX) announced today earnings for the three months ended March 31, 2007 of $350,006 or $0.19 per share, compared to $375,593 or $0.21 per share for the same period in 2006. The decrease in net income was due to the additional cost associated with the growth of the Bank which includes the opening and staffing of two new branches, one in the third quarter of 2006, and one in the first quarter of 2007, coupled with the hiring in the first quarter of 2007 of a Private Client Group Leader and a Business Banking Group Leader, both of whom have established relationships in the Richmond market.

The Company’s net interest income increased $291,951 or 16.5% to $2,064,238 for the three months ended March 31, 2007 over the three months ended March 31, 2006 net interest income of $1,772,287. This increase in net interest income is attributable to the growth of the loan portfolio from $165,817,459 at March 31, 2006 to $211,208,376 at March 31, 2007. Noninterest income increased $71,425, or 74.8% compared to the comparable period in 2006. This increase was due to growth in fees on deposits and fees on mortgage loans.

Noninterest expense increased $375,363 or 31.4% as compared to the same period in 2006. The majority of the increase is attributable to the expanded branch franchise and the key additions to the lending team. Consequently, the largest increases in noninterest expense occurred in salaries and employee benefits of $250,546 and occupancy costs of $32,722.

The Company’s asset quality remained strong with no loans delinquent 30 days or more and one real estate secured nonaccrual loan of $120,000 at March 31, 2007. The ratio of loan loss reserve to net loans outstanding at March 31, 2007 remained unchanged from December 31, 2006 at 0.92%, down from 0.93% at March 31, 2006.

Stockholders’ equity totaled $16,081,571 at March 31, 2007, which represented a book value of $8.95 per share. At March 31, 2007, the Company exceeded all regulatory capital requirements.

First Capital Bancorp, Inc. President and CEO, Bob Watts, noted “the past six months have represented the greatest investment in the future of this franchise, to date. The recent additions of the James Center Office, an experienced Private Client Group Leader, a well known in-market Business Banking Leader and an expanded mortgage operation will all serve to springboard our company to the next level of performance. As a team, we could not be more excited about the year ahead and attacking the industry challenges of compressed net interest margins and changing markets. We’re well positioned to do both.”

The Company currently operates branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, in the Forest Office Park in Henrico County and at the James Center in downtown, Richmond, Virginia.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank... Where People Matter.

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First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data:
	March 31, 2006	December 31, 2006
	(Unaudited)
Total assets	$276,904	$257,241
Loans, net	211,208	199,751
Deposits	224,285	194,302
Borrowings	33,892	44,848
Stockholders’ equity	16,082	15,659
Book value per share	$8.95	$8.71
Total shares outstanding	1,796,021	1,796,021

Selected Operating Data:
	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Interest income	$4,503	$3,318
Interest expense	2,439	1,546

Net interest income before provision for loan losses	2,064	1,772
Provision for loan losses	122	106
Noninterest income	167	96
Noninterest expense	1,571	1,196

Net income before provision for income taxes	538	566
Income tax expense	188	190

Net income	$350	$376

Income per share
Basic	$0.19	$0.21

Diluted	$0.19	$0.20

Asset Quality Ratios:
Allowance for loan losses to Loans, net of unearned income	0.92%	0.93%
Non-performing assets to total assets	0.04%	0.21%

Selected Performance Ratios:
Return on average assets	0.50%	0.72%
Return on average equity	8.96%	10.79%
Net interest margin	3.35%	3.52%
Efficiency	70.42%	64.03%

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